Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ARTISTdirect, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-122027, No. 333-53208, No. 333-38104, No. 333-63572 and No. 333-68396) on Forms S-8 of ARTISTdirect, Inc. of our report dated February 14, 2003, except as to Notes 10 and 13, which are as of July 18, 2005, with respect to the consolidated statements of operations, comprehensive loss, stockholders’ equity (deficiency) and cash flows of ARTISTdirect, Inc. and subsidiaries (the “Company”) for the year ended December 31, 2002, which report appears in the December 31, 2004 Annual Report on Form 10-K/A Amendment No. 1 of ARTISTdirect, Inc.

Our report dated February 14, 2003, except as to Notes 10 and 13, which are as of July 18, 2005, contains an explanatory paragraph that states that the Company has incurred substantial operating losses and negative cash flows from operations to date, has funding commitments related to its record label joint venture and needs additional capital to fund its operations and the operations of the record label joint venture, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Los Angeles, California
July 26, 2005

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